Exhibit 3.4

Articles of Conversion

For

Florida Profit Corporation

Into

Non-Florida Business Entity

These Articles of Conversion are submitted to convert the following Florida Profit Corporation into a Delaware Profit Corporation in accordance with Section 607.11933 of the Florida Business Corporation Act (the “FBCA”).

1.    The name of the Florida Profit Corporation converting into the resulting business entity is CryoLife, Inc., a corporation incorporated under the laws of the State of Florida (the “Converting Corporation”).

2.    The name of the resulting business entity is CryoLife, Inc., a corporation incorporated under the laws of the State of Delaware (the “Resulting Corporation”).

3.    The Converting Corporation has converted into a Delaware corporation in compliance with the FBCA.

4.    The plan of conversion was approved by the Converting Corporation in accordance with the FBCA.

5.    The Certificate of Incorporation (the public organic record) of the Resulting Corporation is attached to these Articles of Conversion as Exhibit A.

6.    Pursuant to 607.11933(4)(b) of the FBCA, this conversion becomes effective at the later of:  (a) the date and time provided by the organic law of the resulting entity; or (b) when these Articles of Conversion take effect.

7.    These Articles of Conversion shall take effect at a later date, which is not more than ninety (90) days from the date of filing. The delayed effective date is January 1, 2022.

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Signed this 29th day of November, 2021

CRYOLIFE, INC.

By:         /s/ J. Patrick Mackin

Name:    J. Patrick Mackin

Title:      Chief Executive Officer